Exhibit 99.1

August 11, 2026

Liberty Media Corporation Prices Private Offering of $600 Million of 2.375% Convertible Senior Notes Due 2032

ENGLEWOOD, Colo.--(BUSINESS WIRE)-- Liberty Media Corporation (“Liberty Media”) (Nasdaq: FWONA, FWONK) announced today that it has priced and agreed to sell to initial purchasers, in a private offering, $600 million aggregate principal amount of 2.375% convertible senior notes due 2032 (the “Notes”). Liberty Media has also granted to the initial purchasers of the Notes an option to purchase, for settlement within a period of 13 days from, and including, the date the Notes are first issued, up to an additional $90 million principal amount of Notes.

The Notes will be convertible into shares of Liberty Media’s Series C common stock, par value $0.01 per share (“FWONK”), which may be settled at Liberty Media’s election in FWONK, cash or a combination thereof. Prior to May 15, 2032, the Notes will be convertible at the option of holders only upon satisfaction of certain conditions and during certain periods, and on or after May 15, 2032, at any time until the close of business on the second scheduled trading day immediately preceding the maturity date. The Notes will have an initial conversion rate of 7.2106 shares of FWONK per $1,000 principal amount of Notes, representing an initial conversion price of approximately $138.68 for each share of FWONK, which represents a conversion premium of approximately 35% to the last reported sale price of $102.73 per share of FWONK on the Nasdaq Global Select Market on August 10, 2026.

The Notes will mature on August 15, 2032, unless earlier redeemed, repurchased or converted. Interest will be payable semi-annually in arrears on February 15 and August 15 of each year, commencing February 15, 2027. Liberty Media may redeem for cash all or any portion of the Notes (subject to certain limitations), at its option, on or after August 20, 2029, if the last reported sale price of FWONK has been at least 130% of the conversion price then in effect for at least 20 trading days (whether or not consecutive) during any 30 consecutive trading day period (including the last trading day of such period) ending on, and including, the trading day immediately preceding the date on which Liberty Media provides notice of redemption at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date.

The offering is expected to close on August 13, 2026, subject to the satisfaction of customary closing conditions, and is expected to result in approximately $591 million in net proceeds to Liberty Media after deducting the initial purchasers’ discounts and commissions and estimated offering expenses payable by Liberty Media (assuming no exercise of the initial purchasers’ option to purchase additional Notes).

Liberty Media expects to use the net proceeds of the offering to pay the cost of the capped call transactions related to its 2.25% Convertible Senior Notes due 2027 (the “2027 Notes”) and for working capital and general corporate purposes, including the repayment of the 2027 Notes.

Concurrently with the pricing of the Notes, Liberty Media entered into privately negotiated capped call transactions with certain financial institutions (the “option counterparties”) that relate to the 2027 Notes. The capped call transactions are expected to generally offset any potential cash payments Liberty Media is required to make in excess of the principal amount of the 2027 Notes that are converted and/or reduce potential dilution to FWONK upon any conversion of the 2027 Notes, as the case may be, with such offset and/or reduction subject to a cap.

In connection with establishing their initial hedges of the capped call transactions, the option counterparties or their respective affiliates expect to enter into various derivative transactions with respect to FWONK and/or purchase and/or sell shares of FWONK concurrently with or shortly after the pricing of the Notes. This activity could cause an increase or decrease in (or reduce the size of any such increase or decrease in) the market price of FWONK or the market value of the Notes at that time. In addition, the option counterparties or their respective affiliates may modify their hedge positions by entering into or unwinding various derivatives with respect to FWONK and/or purchasing or selling FWONK or other securities of Liberty Media in secondary market transactions following their initial hedging activity and prior to the maturity of the 2027 Notes. This activity could also cause or avoid an increase or decrease in the market price of FWONK or the market value of the Notes, which could affect the ability of holders of the Notes and the 2027 Notes to convert the Notes or the 2027 Notes and, to the extent the activity occurs during any observation period related to a conversion of the Notes or the 2027 Notes, it could affect the amount and value of the consideration that holders will receive upon conversion.

The Notes (and any shares of FWONK issuable on conversion of the Notes) will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. The Notes were offered by means of an offering memorandum solely to “Qualified Institutional Buyers” pursuant to, and as that term is defined in, Rule 144A of the Securities Act. This press release does not constitute an offer to sell or the solicitation of an offer to buy any of these securities nor shall there be any sale of any of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state.

Forward-Looking Statements

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to the completion of the offering of Notes, the use of proceeds therefrom (including the repayment of the 2027 Notes) and expected derivative transactions and the impact such transactions may have on the trading price of FWONK. All statements other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws. These forward-looking statements generally can be identified by phrases such as “possible,” “potential,” “intends” or “expects” or other words or phrases of similar import or future or conditional verbs such as “will,” “may,” “might,” “should,” “would,” “could,” or similar variations. These forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including, without limitation, general market conditions. These forward-looking statements speak only as of the date of this press release, and Liberty Media expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in Liberty Media’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Please refer to the publicly filed documents of Liberty Media, including its most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, for additional information about Liberty Media and about the risks and uncertainties related to Liberty Media’s business which may affect the statements made in this press release.

About Liberty Media Corporation

Liberty Media Corporation (Nasdaq: FWONA, FWONK) operates and owns interests in media, sports and entertainment businesses. The portfolio of assets includes Liberty Media’s subsidiaries Formula 1, MotoGP and other minority investments.

Liberty Media Corporation

Hooper Stevens, +1 720-875-5406